EXHIBIT 99

                                                Contact:      Michael B. Perrine
                                                         Chief Financial Officer
                                                        (512) 347 - 8787 Ext 119

TRAVIS BOATS REPORTS THIRD QUARTER FISCAL 2004 RESULTS


AUSTIN, TEXAS (August 17, 2004) - Travis Boats & Motors, Inc. (Nasdaq/TRVS) today reported the results of operations for its third quarter of fiscal 2004 and the nine month period ended June 30, 2004.

Results of Operations
---------------------
The Company reported net sales of $47.2 million for the three months ended June 30, 2004 versus net sales of $53.1 million for the same quarter of the prior fiscal year. The Company had 30 stores in operation on June 30, 2004 and 2003, respectively.

For the quarter ended June 30, 2004, the Company reported that net income increased by over 100% to $1.2 million ($.27 per basic and $.17 per diluted share, respectively) from $438,000 ($.10 per basic and $.07 per diluted share, respectively) in the same quarter of the prior year. The increase in net income was primarily the result of the Company generating higher gross profit margins on its boat sales compared to the prior fiscal year's quarter. As previously disclosed, results in prior fiscal year periods were adversely impacted by the substantial sell-through of certain aged and discontinued inventories.

During the quarter ended June 30, 2004, the Company improved unit sales volumes in many of its boat segments, however the increases were not sufficient to overcome the previously announced elimination of yacht sales and ongoing transitions in off-shore product. Accordingly, comparable store sales for the quarter ended June 30, 2004 decreased by 10% versus the prior year. For comparative purposes, if adjustment is made to net sales in each period for the elimination of yacht sales and the brand transition in off-shore fishing boats, comparable store sales increased by 4% for the three months ended June 30, 2004.

For the nine months ended June 30, 2004, the Company reported that its operating loss was reduced 54% to approximately $2.2 million from $4.8 million in the same period of the prior year. For the nine months ended June 30, 2004, the Company reported a net loss of $5.1 million ($1.19 per basic and diluted share) versus a net loss of $5.1 million ($1.18 per basic and diluted share) for the same period of the prior year.

Mark Walton, President of Travis Boats, said, "In the June quarter we gained momentum in sales and margins. Without the margin pressure felt a year ago with the significant inventory sell-through, the Company has been able to substantially reduce its operating losses. However, there remains important work to be done to increase our sales to eliminate our operating losses and improve our overall working capital position."

Richard Birnbaum, Chairman of Travis Boats said, "While encouraged with our quarterly profit turnaround and significant operational progress from last year, the speed of our transformation has been impacted by our capital position. It is clear that we must improve our sales and cash flows to maximize our potential. As previously announced, in an effort to accelerate this transformation and materially improve our capital resources, the Board has recently engaged Davenport & Company, to assist in exploring options for raising additional capital. As events or circumstances permit, we will provide further updates."

Travis Boats & Motors, Inc., is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company operates 30 store locations in Texas, Arkansas, Oklahoma, Louisiana, Alabama, Tennessee, Mississippi, Georgia and Florida under the name Travis Boating Center. The Company's website is www.travisboatingcenter.com.

Travis Boats & Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)


(in thousands, except share data and store count)            Three Months ended          Nine Months ended
                                                                  June 30,                    June 30,
                                                            2004           2003         2004          2003
                                                         ---------       ---------   ---------     ---------
Net sales............................................    $ 47,214        $ 53,129    $ 92,621      $ 109,149
Cost of goods sold...................................      36,658          42,136      72,768         87,049

Gross profit.........................................      10,556          10,993      19,853         22,100

Selling, general and administrative..................       8,058           8,704      20,462         24,682
Store closing expense................................         --              307         --             307
Depreciation and amortization........................         496             598       1,565          1,863
                                                         ---------       ---------   ---------     ----------
                                                            8,554           9,609      22,027         26,852

Operating income/(loss)..............................       2,002           1,384      (2,174)        (4,752)
Interest expense.....................................        (699)           (872)     (2,093)        (2,614)
Other income/(expense)...............................          (5)             46          72             88
Impairment on sale/leaseback of real estate..........         --              --         (543)           --

Profit/(loss) before income taxes....................       1,298             558      (4,738)        (7,278)
Income tax (expense)/benefit.........................         --              --          --           2,533
                                                         ---------       ---------   ---------     ----------

Net profit/(loss)....................................       1,298             558      (4,738)        (4,745)
Preferred stock dividends............................         120             120         360            360

                                                         ---------       ---------   ---------     ----------
Net profit/(loss) attributable to common shareholders    $  1,178        $    438    $ (5,098)     $  (5,105)
                                                         =========       =========   =========     ==========

Income/(loss) per share:
   Basic income/(loss) per share before preferred
     stock dividends.................................        0.30            0.13       (1.10)         (1.10)
   Preferred stock dividends.........................       (0.03)           (.03)      (0.09)         (0.08)
                                                         ---------       ---------   ---------     ----------
Basic income/(loss) per share........................    $   0.27        $   0.10    $  (1.19)     $   (1.18)
                                                         =========       =========   =========     ==========

   Diluted income/(loss) per share before preferred
     stock dividends.................................        0.17            0.07       (1.10)         (1.10)
   Preferred stock dividends.........................         --              --        (0.09)         (0.08)
Diluted income/(loss) per share......................    $   0.17        $   0.07    $  (1.19)     $   (1.18)

Weighted average basic common shares outstanding.....    4,299,727       4,313,243   4,299,727     4,324,232
Weighted average diluted common shares outstanding...    8,081,137       8,094,653   4,299,727     4,324,232

Supplemental Data - Unaudited
-----------------------------
Cash.................................................    $  3,244        $  4,014
Inventory (net)......................................    $ 44,009        $ 39,262
Revolving/Inventory debt.............................    $ 44,130        $ 39,136
Stores open at end of period.........................          30              30



Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act. The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks or uncertainties. The actual results of the future events could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, and the Company's execution of its business plans to stop operating losses. These and numerous other risk factors were identified in the Report on Form 10-K/A filed for fiscal year 2003 and other documents filed of record.